Exhibit 99.B(h)(8)(A)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	Adviser	Institutional	Service	Service 2

ING Disciplined Small Cap Value Portfolio Initial Term Expires May 1, 2007	1.35%	0.75%	1.00%	1.15%

ING Global Real Estate Portfolio(2) Term Expires May 1, 2011	1.50%	0.90%	1.15%	1.30%

ING LifeStyle Aggressive Growth Portfolio(1) Initial Term Expires May 1, 2007	0.77%	0.17%	0.42%	0.57%

ING LifeStyle Conservative Portfolio(1) Initial Term Expires May 1, 2009	0.77%	0.17%	0.42%	0.57%

ING LifeStyle Growth Portfolio(1) Initial Term Expires May 1, 2007	0.77%	0.17%	0.42%	0.57%

ING LifeStyle Moderate Growth Portfolio (1) Initial Term Expires May 1, 2007	0.77%	0.17%	0.42%	0.57%

(1)   The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

(2)   The extension of the term for ING Global Real Estate Portfolio through May 1, 2011 is effective September 6, 2008    and is contingent upon the shareholder approval of the merger of ING VP Real Estate Portfolio into ING Global Real Estate Portfolio.

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	Adviser	Institutional	Service	Service 2

ING LifeStyle Moderate Portfolio(1) Initial Term Expires May 1, 2007	0.77%	0.17%	0.42%	0.57%

ING VP Index Plus International Equity Portfolio Term Expires May 1, 2011	1.15%	0.55%	0.80%	0.95%

/s/	HE
HE

Effective Date:  June 2, 2008

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)          The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.